INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (the “Agreement”) is made as of this 22nd day of April, 2024 by and among Tremblant Advisors LP, a Delaware limited partnership with its principal place of business at 360 S Rosemary Avenue, West Palm Beach, FL 33401 (the “Adviser”), Managed Portfolio series, on behalf of the series listed on Schedule A, with its principal place of business located at 615 East Michigan Street, Milwaukee, WI 53202 (the “Trust”), and Vident Advisory, LLC, (doing business as Vident Asset Management) a Delaware limited liability company with its principal place of business located at 1125 Sanctuary Parkway, Suite 515, Alpharetta, Georgia 30009 (the “Sub-Adviser”).

W I T N E S S E T H
WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and
WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated April 22, 2024, as amended to add additional series, with the Trust; and
WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and
WHEREAS, the Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and
WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund listed in Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”), as such schedule may be amended from time to time upon mutual agreement of the parties.

    A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Board of Trustees (the “Board”), and in accordance with the terms and conditions of the Agreement, the Sub-Adviser shall manage all of the securities and other assets of the Funds entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Funds’ respective investment objectives, guidelines, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:
(a)The Sub-Adviser shall, subject to subparagraph (b) including but not limited to the written instructions and directions of the Adviser, determine from time to time what Assets will be purchased, retained or sold by the Funds, and what portion of the Assets will be invested or held uninvested in cash as is permissible.
(b)In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Prospectus, the Statement of Additional Information, the written instructions and directions of the Adviser and of the Board, the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time and provided to the Sub-Adviser and the Trust’s policies and procedures provided to the Sub-Adviser and will conform to and comply with the requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.
(c)The Sub-Adviser shall determine the Assets to be purchased or sold by the Funds as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Funds’ Prospectus or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best execution and overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, as amended, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the U.S. Securities and Exchange Commission (“SEC”) and the 1940 Act. The Sub-Adviser shall not direct an order to an affiliated person of the Sub-Adviser without general prior authorization to use such affiliated broker or dealer from the Trust’s Chief Compliance Officer.
(d)The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(1), (5), (6), (7), (8), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act, as requested by the Adviser. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).
(e)The Sub-Adviser shall provide the Fund’s custodian and Adviser on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust.
(f)The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Funds and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of action taken for a particular Fund.

(g)The Sub-Adviser shall promptly notify the Adviser of the occurrence of any of the following events (i) of a financial condition arises that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement; (ii) the Sub-Adviser has been served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation applicable to it, at law or in equity, before or by any court, public board or body, or regulator, which will be reasonably expected to impair or prevent the Sub-Adviser’s ability to perform its obligations hereunder for the Funds, or that is otherwise materially adverse to the Sub-Adviser’s business; (iii) any of the portfolio managers of the Sub-Adviser as disclosed in the Prospectus of the Fund are no longer active, or are proposed to no longer be active, in providing such services to that Fund, including the termination of that person’s employment with the Sub-Adviser; and (iv) material changes in the investment process used to manage the Fund and any material changes in senior management, operations or ownership of the Sub-Adviser.
(h)The Sub-Adviser shall not be responsible for reviewing proxy solicitation materials and voting and handling proxies. The Sub-Adviser will have no obligation to advise, initiate or take any other action on behalf of the Adviser, the Funds or the Assets in any legal proceedings (including, without limitation, class actions and bankruptcies) relating to the securities comprising the Assets or any other matter. Sub-Adviser will not file proofs of claims relating to the securities comprising the Assets or any other matter and will not notify the Adviser, the Funds or the Trust’s custodian of class action settlements or bankruptcies relating to the Assets.
(i)In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Funds or a sub-adviser to a portfolio that is under common control with the Funds concerning the Assets, except as permitted by the policies and procedures of the Funds. The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the Assets which it sub-advises.
(j)On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.
(k)The Sub-Adviser shall maintain books and records with respect to the Funds’ securities transactions and keep the Board and the Adviser fully informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the Sub-Adviser and its identified investment personnel, as noted above, with respect to the Funds, and the investment and the reinvestment of the Assets of the Funds. The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.
(l)The fair valuation of securities in a Fund may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.
1.Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Prospectus, the Statement of Additional Information, the written instructions and directions of the Board, the requirements of the 1940 Act, the Code, and all other applicable federal laws and regulations, as each is amended from time to time.
2.Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:
(a)The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);
(b)Amended and Restated By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);
(c)Prospectus and Statement of Additional Information of the Funds, as amended from time to time;
(d)Resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Funds;

(e)Resolutions, policies and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;
(f)A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter; and
(g)The terms and conditions of exemptive and no-action relief granted to the Trust, as amended from time to time.
The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit any of the Funds to use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in the Fund’s registration statement, as amended or supplemented from time to time, or in Fund shareholder reports or proxy statements and the information is used (a) as required by applicable law, rule or regulation, in the Prospectus of the Fund or in Fund shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.
2.Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement. The fee will be calculated based on the daily value of the Assets under the Sub-Adviser’s management (as calculated as described in the Fund’s registration statement), shall be computed daily, and will be paid to the Sub-Adviser not less than monthly in arrears. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its fee.
In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period date ending on the last business day on which this Agreement is in effect.
3.Expenses. The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties under this Agreement; administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. Unless otherwise agreed to in advance in writing by the parties, the Sub-Adviser shall also be responsible for (i) the costs of any special Board meetings initiated by the Sub-Adviser, and (ii) the costs of any shareholder meetings convened as a result of a change in control of the Sub-Adviser, or for the primary benefit of the Sub- Adviser. Nothing in this Agreement shall alter the allocation of expenses and costs agreed to between the Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.
4.Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from or relating to Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Section 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, the Trust, all affiliated persons thereof and all controlling persons thereof, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.
The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with this Agreement (including, without limitation, any claims of infringement or misappropriation of the intellectual property rights of a third party against the Sub-Adviser or any affiliated person relating to any index or index data provided to Sub-Adviser by the Adviser or Adviser’s agent and used by the Sub-Adviser in connection with performing its duties under this Agreement); provided, however, that the Adviser’s obligation under this Section 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.
Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder.
The provisions of this Section shall survive the termination of this Agreement.
7.Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:
a.The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;
b.The Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Adviser will also promptly notify the Trust and the Adviser if it, a member of its executive management or portfolio manager for the Assets is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or relating to the investment advisory services of the Sub-Adviser provided pursuant to this Agreement (other than any routine regulatory examinations);
c.The Sub-Adviser will notify the Adviser promptly upon detection of (a) any material failure to manage the Fund(s) in accordance with the Fund(s)’ stated investment objectives, guidelines and policies or any applicable law or regulation; or (b) any material breach of any of the Fund(s)’ or the Sub-Adviser’s policies, guidelines or procedures relating to the Funds.
d.The Sub-Adviser is fully authorized under all applicable law and regulation to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;
e.The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;
f.The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its corporate members or board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;
g.This Agreement is a valid and binding agreement of the Sub-Adviser;

h.The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
i.The Sub-Adviser shall not divert any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company.
j.The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage as determined by the Sub-Adviser.
k.The Sub-Adviser will provide information , as necessary and reasonably requested by the Adviser or its agent, with respect to any component of the liquidity risk management program adopted by the Fund(s) in accordance with SEC Rule 22e-4.
l.The Sub-Adviser shall notify the Adviser promptly upon detection of any error in connection with the investment management services as described herein with respect to the Funds, including but not limited to any trade errors. In the event of an error, upon reasonable request the Sub-Adviser shall also provide a memorandum to the Adviser that sufficiently describes the nature of any such error and the action to be taken or course sought to prevent future occurrences of such error or, alternatively, a statement that the Sub-Adviser has reviewed the relevant controls, and has determined those controls are reasonably designed to prevent additional errors in the future, and as such no further action is required. Further, upon subsequent reasonable inquiry the Sub-Adviser shall provide additional supporting documents and information related to any such errors impacting the Funds, including its analysis and correction as available and not otherwise confidential, consistent with federal securities laws and the policies of the Fund. Notwithstanding Section 6, the Sub-Adviser will reimburse the Funds for costs, losses or damages incurred by the Fund arising out of or resulting from the error, if any.
8.Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below.
a.Duration. This Agreement shall become effective with respect to a Fund upon the latest of (i) the approval by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; (ii) the approval of a majority of the Fund’s outstanding voting securities, if required by the 1940 Act; and (iii) the commencement of the Sub-Adviser’s management of the Fund. With respect to the Fund, this Agreement shall continue in effect for a period of two years from the effective date described in this sub-paragraph, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board or by the vote of a majority of the Fund’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.
a.Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:
i. By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;
ii. By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in Section 7 and Section 9 hereof, which shall not have been cured within twenty (20) days of the Sub-Adviser’s receipt of written (including notice delivered electronically) notice of such breach;
iii. By the Adviser immediately upon written (including notice delivered electronically) notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or
iv. By the Sub-Adviser upon ninety (90) days’ written (including notice delivered electronically) notice to the Adviser and the Board.
This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust upon notice to the Sub-Adviser. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.
9.Regulatory Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:
a.in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and
a.the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser applicable to the Sub-Adviser’s services provided under this Agreement (the policies and procedures referred to in this Section 9(b), along with the policies and procedures referred to in Section 9(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).
10.Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Funds and the actions of the Sub-Adviser and the Funds in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Board, or such persons as the Adviser may reasonably designate in connection with the Funds. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide investment advice and other services to the Funds and to assist or enable the effective management of the Adviser’s and the Funds’ overall relationship with the Sub-Adviser and its affiliates. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Funds shall be deemed proprietary and confidential information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.
11.Reporting of Compliance Matters. To the extent reasonably requested by the Trust or the Adviser, the Sub-Adviser will use its best efforts to provide certain compliance reporting and materials pursuant to the Trust’s compliance with the Federal securities laws, as such term is defined in Rule 38a-1 under the 1940 Act, (“Federal Securities Laws”), including, without limitation, providing the Adviser and the Chief Compliance Officer of the Trust with: (i) Compliance Procedures, as may be amended from time to time (including prompt notice of any material changes thereto); (ii) a summary of such policies and procedures in connection with the annual review thereof by the Trust; (iii) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws; (iv) direct access to the Sub-Adviser’s chief compliance officer, as reasonably requested by the Chief Compliance Officer of the Trust; (v) a completed quarterly informational questionnaire regarding the Sub-Adviser’s compliance program; and (vi) quarterly certifications indicating whether there were any Material Compliance Matters (as that term is defined by Rule 38a-1) that arose during the applicable reporting period under the relevant compliance policies and procedures of the Trust, the Adviser and/or the Sub-Adviser in such detail as may be reasonably requested by the Chief Compliance Officer of the Trust.
12.The Name. TREMBLANT.” The Adviser grants to the Sub-Adviser a sub-license to use the name “Tremblant” (the “Name”). The foregoing authorization by the Adviser to the Sub-Adviser to use the Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Sub-Adviser acknowledges and agrees that, as between the Sub-Adviser and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Sub-Adviser shall only use the Name in a manner consistent with uses approved by the Adviser. Notwithstanding the foregoing, neither the Sub-Adviser nor any affiliate or agent of it shall make reference to or use the Name or any of Adviser’s respective affiliates or clients names without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed; provided that the Sub-Adviser is authorized to disclose the Name and the Adviser’s and the Funds identities as clients of the Sub-Adviser in any representative client list prepared by the Sub-Adviser for use in marketing materials. The Sub-Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Sub-Adviser to satisfy the foregoing obligation in connection with any services such affiliates or agents provide to the Sub-Adviser or the Funds under this Agreement.
The Sub-Adviser shall not use the name of the Trust or the Fund for other than internal use in a manner not approved by the Adviser or the Trust, as applicable, prior thereto in writing, which approval shall not be unreasonably held or delayed; provided however, that the approval of the Adviser or Trust, as applicable, shall not be required for the use of the name of the Trust or Fund which: (a) merely refers in accurate or factual terms to the Trust or the Fund in connection with the Sub-Adviser’s role with respect to the Trust or the Fund or (b) is required by any appropriate regulatory, governmental or judicial authority.
The Sub-Adviser hereby grants to the Fund and Adviser a non-exclusive, royalty-free, worldwide license to use the Sub-Adviser’s name and logo in any and all prospectuses and registration statements and other documents whereby it is necessary to name the Sub-Adviser, during the term of this Agreement.
13.Anti-Money Laundering Compliance. The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, which may include providing the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested upon reasonable notice by the Trust in connection with the Trust’s and the Fund’s administrator’s obligations under the AML Laws with regards to the Fund. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation, provided that it has also informed the Sub-Adviser of such requests, disclosures or filings in advance.

14.Certfications; Disclosure Controls and Procedures. The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its commercially reasonable efforts to assist the Trust and the Fund in complying with the Sarbanes- Oxley Act and implementing the Trust’s disclosure controls and procedures.
15.No Borrowing. The Sub-Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.
16.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
17.Severability. Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
18.Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	Tremblant Advisors LP 360 S Rosemary Avenue West Palm Beach, FL 33401 Attention: Jim Eckert Email: Legal@tremblantcapital.com
To the Trust at:	Managed Portfolio Series 615 East Michigan Street Milwaukee, WI 53202 Attention: Brian Wiedmeyer, President Email: brian.wiedmeyer@usbnk.com
To the Sub-Adviser at:	Vident Advisory, LLC 1125 Sanctuary Parkway, Suite 515 Alpharetta, Georgia, 30009 Attention: Amrita Nandakumar, President Email: anandakumar@videntam.com

19.Non-Hire/Non-Solicitation. The parties hereby agree that, during the term of this Agreement, neither party shall, for any reason, directly or indirectly, on its own behalf or on behalf of others, knowingly hire any person employed by the other party (a “Restricted Person”), whether or not such Restricted Person is a full-time employee or whether or not any Restricted Person’s employment is pursuant to a written agreement or is at-will. The parties further agree that, to the extent that a party breaches the covenant described in this paragraph, the other party shall be entitled to pursue all appropriate remedies in law or equity.
20.Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser, the Sub-Adviser and the Trust, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.
21.Representations and Warranties of the Adviser.
a.Each Fund is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act (the “CEA”) and U.S. Commodity Futures Trading Commission (“CFTC”) Rule 1.3(m) thereunder and a “qualified eligible person” as defined in Rule 4.7 of the CFTC. The Adviser consents to each Fund being treated as an exempt account under Rule 4.7 of the CFTC;
b.The Adviser is not registered with the National Futures Association as a commodity pool operator or commodity trading adviser because it does not engage in any activities requiring such registration;

c.The execution, delivery and performance by the Adviser and the Funds of this Agreement have been duly authorized by all necessary action on the part of the Adviser and the Board (including full authority to bind the Funds to the terms of this Agreement); and
d.The Adviser will promptly notify the Sub-Adviser if any of the above representations in this Section are no longer true and accurate.
1.Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
2.Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.
3.Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.
In the event the terms of this Agreement are applicable to more than one Fund of the Trust as specified in Schedule A attached hereto, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 8 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.
4.Miscellaneous.

a.A copy of the Certificate of Trust is on file with the Secretary of State of Delaware, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

b.Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

c.The Sub-Adviser and Adviser both acknowledge that the Fund is an exchange-traded fund that operates as a series of the Trust under the supervision and direction of the Board.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

TREMBLANT ADVISORS LP By: /s/ Brett Barakett Name: Brett Barakett Title: Managing Member
VIDENT ADVISORY, LLC By: /s/ Amrita Nandakumar Name: Amrita Nandakumar Title: President
MANAGED PORTFOLIO SERIES By: /s/ Brian Wiedmeyer Name: Brian Wiedmeyer Title: President

SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT

Dated April 22, 2024 by and among
TREMBLANT ADVISORS LP
and
VIDENT ADVISORY, LLC
and
MANAGED PORTFOLIO SERIES.

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
Tremblant Global ETF	$35,000	0.05% on the first $250 million, 0.045% on the next $250 million, and 0.04% on all assets thereafter